Exhibit 99.2

Uranium Resources, Inc. Provides First Quarter 2011 Update

LEWISVILLE, Texas--(BUSINESS WIRE)--May 11, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today provided an update on the Company’s activities, its liquidity position as of March 31, 2011 and its strategy and outlook for 2011.

Don Ewigleben, President and CEO of URI, commented, “We remain strongly encouraged regarding the outlook for the uranium market and the nuclear power industry. The devastating events in Japan creating the challenges faced with the Fukushima nuclear power facility are daunting, but will provide an excellent proving ground for the potential of nuclear power, the requirements that must be considered even in the most bizarre of situations and proof that controls and safety measures can work when properly applied. Although there is yet to be more discussion, in the end we expect the recognition of nuclear power as a global necessity will prevail. This in turn will revive the conversation regarding the shortage of uranium needed to supply the existing nuclear facilities around the world, as well as any growth plans, and importantly, the rapidly nearing shortage of uranium the U.S. could realize come 2013.”

Major Progress Made with Joint Venture in Texas

URI’s objectives in Texas are to explore for and develop a larger reserve base, advance current properties through licensing and permitting, lease additional targeted properties and work with its customers to redefine the terms of its sales agreements to enable better margins and greater likelihood of returning to production in Texas.

•
On January 3, 2011, URI announced that it completed a three-year agreement to explore 54,847 acres in Kenedy County, with an option to lease the acreage for uranium production. The property, which will be know as the ‘Los Finados Project,’ is located within the prolific South Texas uranium district and based on water sampling tests, is expected to yield uranium deposits that can be produced by in-situ technology.

•
Significantly, URI announced on May 10, its joint venture agreement with Cameco for a three-phase, three-year exploration program on the Los Finados property. Having completed the joint venture agreement, URI expects to begin the drilling program in the summer of 2011.

•
Given current uranium pricing, existing unfavorable sales contracts, and the less than lucrative nature of the available resources, the Company does not expect to return to production in Texas in 2011. Currently, the Company has approximately 664,000 identified pounds of in-place mineralized uranium material that could be produced over a two to three year period.

•	The Company has focused on reclamation activities in Texas since its two remaining operating wellfields were fully depleted in June 2009.

o
Kingsville Dome (KVD): Treated over 430 million gallons of groundwater, completing restoration in PA1 and PA2 which should move to stabilization testing in Q2. Full scale restoration has begun at the remaining KVD production area.

o	Rosita: The first two production areas completed restoration and remained in stabilization throughout 2010 and documents have been filed with the state of Texas to allow for release.

o	Vasquez: Completed restoration in PA2 and converted to stabilization phase. Began restoration in PA1 which should be completed in 2012.

Feasibility Study Progressing in New Mexico

URI’s focus in New Mexico is on the completion of its feasibility study which it plans to complete by the end of 2011. The evaluation includes the economic analysis and operating requirements for the in situ recovery of its uranium assets that are amenable to this lower cost mining method which includes the wellfields, satellite plants and a central processing plant at Crownpoint. URI expects that it will be able to report preliminary concepts regarding its priority production property, Church Rock Section 8, and its processing facility plans early in the third quarter of 2011. Its objective is to be in a position to begin production on this property, which has 6.5 million pounds of in-place mineralized uranium material, by mid-2013.

•
Assuming that the necessary financial resources are in place and uranium prices have recovered, URI plans to begin construction of its Churchrock/Crownpoint ISR wellfield and processing facilities in 2012, with full production to take place in mid-2013. Given the most recent projections, construction costs will likely be at the high end of the $35-50 million range.

•
URI holds the necessary NRC License, EPA Aquifer Exemption, State of New Mexico Water Rights and Underground Injection Control Permit to allow Church Rock Section 8 development to begin in January 2012. The Company also submitted all of the necessary documents to the New Mexico Environmental Department to renew our Underground Injection Control Permit.

Don Ewigleben, President and CEO of Uranium Resources, commented, “Although a tedious process, we are making progress with the feasibility studies. While the analysis and preparation of the feasibility studies is a very detailed process, the finished product will identify and define the costs and options that we must evaluate for mining of uranium from the Churchrock/Crownpoint uranium project.”

Liquidity Position

Cash at March 31, 2011 was $11.1 million compared with $15.4 million at the end of 2010 and $3.8 million at the end of the prior year first quarter. The increase from the first quarter of 2010 was due to two successful common stock offerings that raised $19.4 million in 2010. The decrease from 2010 year-end reflects ongoing reclamation activities in Texas, and the following non-core payments.

•	Payment of $1.375 million was made in late January 2011 as final action on a settlement made in October 2010 of a two-year-old lawsuit regarding a lease agreement in Texas.

•	Funding of $500,000 to collateralize our financial surety obligations.

Teleconference and Webcast
The Company is hosting a conference call and webcast today at 1:30 p.m. ET. During the call, management will provide an update on URI’s strategies, outlook, and progress in advancing its Texas and New Mexico properties. A question-and-answer session will follow.

The URI conference call can be accessed by dialling (201) 689-8562. The live listen-only audio webcast can be monitored on the Company’s website at www.uraniumresources.com, where it will be archived afterwards. A transcript will also be placed on the Company’s website, once available.

To listen to the archived call, dial (858) 384-5517, and enter replay pin number 372019. The replay will be available from 4:30 p.m. ET the day of the teleconference until 11:59 p.m. ET Wednesday, May 18, 2011.

About Uranium Resources, Inc.
Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$11,136,988	$15,386,472
Receivables, net	998	46,244
Prepaid and other current assets	272,217	179,231
Total current assets	11,410,203	15,611,947

Property, plant and equipment, at cost:
Uranium properties	83,091,441	82,989,579
Other property, plant and equipment	895,711	905,511
Less-accumulated depreciation, depletion and impairment	(64,471,959)	(64,282,888)
Net property, plant and equipment	19,515,193	19,612,202

Long-term investment:
Certificates of deposit, restricted	7,847,197	7,337,366
	$38,772,593	$42,561,515

Current liabilities:
Accounts payable	$935,711	$602,190
Current portion of restoration reserve	1,249,453	1,239,588
Royalties and commissions payable	665,745	665,745
Deferred compensation	—	697,028
Accrued legal settlement	—	1,375,000
Accrued interest and other accrued liabilities	376,802	348,269
Current portion of capital leases	75,123	83,183
Total current liabilities	3,302,834	5,011,003

Asset retirement obligations	3,667,025	3,804,057
Other long-term deferred credits	500,000	500,000
Long term capital leases, less current portion	104,141	119,588
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2011—93,395,030; 2010—92,430,306	93,433	92,468
Paid-in capital	169,069,209	167,971,955
Accumulated deficit	(138,404,631)	(135,378,138)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	30,748,593	32,676,867
	$38,772,593	$42,561,515

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Uranium sales	$—	$—
Total revenue	—	—
Costs and expenses:
Cost of uranium sales
Operating expenses	151,149	141,858
Accretion/amortization of restoration reserve	38,199	37,407
Depreciation and depletion	172,729	197,487
Impairment of uranium properties	305,914	210,447
Exploration expenses	91,898	—
Total cost of uranium sales	759,889	587,199
Loss from operations before corporate expenses	(759,889)	(587,199)

Corporate expenses—
General and administrative	2,298,991	1,723,233
Depreciation	34,879	35,016
Total corporate expenses	2,333,870	1,758,249
Loss from operations	(3,093,759)	(2,345,448)

Other income (expense):
Interest expense	(5,620)	(7,923)
Interest and other income, net	72,886	5,221
Net loss	$(3,026,493)	$(2,348,150)

Net loss per common share:
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)

Weighted average common shares and common equivalent shares:
Basic	93,263,212	56,845,418
Diluted	93,263,212	56,845,418

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Operating activities:
Net loss	$(3,026,493)	$(2,348,150)
Reconciliation of net earnings to cash used in by operations—
Accretion/amortization of restoration reserve	38,199	37,407
Depreciation and depletion	207,608	232,503
Impairment of uranium properties	305,914	210,447
Decrease in restoration and reclamation accrual	(361,903)	(349,549)
Stock compensation expense	373,847	275,509
Other non-cash items, net	2,289	14,283

Effect of changes in operating working capital items—
Decrease in receivables	45,246	60,521
Increase in prepaid and other current assets	(92,986)	(83,012)
Decrease in payables, accrued liabilities and deferred credits	(1,012,947)	(84,672)
Net cash used in operations	(3,521,226)	(2,034,713)

Investing activities:
Increase in certificates of deposit, restricted	(509,831)	(16,344)
Additions to property, plant and equipment—
Kingsville Dome	(17,748)	(84,141)
Vasquez	(6,600)	—
Rosita/Rosita South	(88,209)	(5,945)
Los Finados	(85,236)	—
Churchrock	(6,667)	(70,200)
Other property	(17,805)	(108)
Net cash used in investing activities	(732,096)	(176,738)

Financing activities:
Payments on borrowings	(23,507)	(35,182)
Issuance of common stock, net	27,345	—
Net cash provided by (used in) financing activities	3,838	(35,182)
Net decrease in cash and cash equivalents	(4,249,484)	(2,246,633)
Cash and cash equivalents, beginning of period	15,386,472	6,092,068
Cash and cash equivalents, end of period	$11,136,988	$3,845,435

Non-cash transactions:

Issuance of common stock in settlement of deferred compensation	$697,027	$—
Issuance of restricted stock to employees	$43	$66

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716.843.3908
dpawlowski@keiadvisors.com
or
Uranium Resources, Inc.
President & Chief Executive Officer
Don Ewigleben, 972.219.3330
or
Media:
Vice President, Corporate Development
Mat Lueras, 505.269.8317
mlueras@uraniumresources.com